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                                     EXHIBIT 21.1

                                 LIST OF SUBSIDIARIES


                                            Jurisdiction of
         Name                                 Organization
         ----                               ---------------

NCD Graphic Software Corporation               Oregon


NCD Software Corporation                       California

NCD Systems Corporation                        California

Network Computing Devices                      Australia
  Australia Pty. Ltd.

Network Computing Devices                      Canada
 (Canada), Inc.

Network Computing Devices                      England
 (UK) Limited

Network Computing Devices                      France
 (France) S.A.R.L.

Network Computing Devices                      Germany
 (Germany) GmbH

Network Computing Devices                      Sweden
 (Scandinavia) AB